Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated April 15, 2025, with respect to our audit of the financial statements of Envirotech Vehicles, Inc. and its Subsidiaries as of December 31, 2024 and 2023, and for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

BARTON CPA PLLC

Cypress, Texas

May 22, 2025